Exhibit 10.3

LNG LEASE AGREEMENT

This LNG LEASE AGREEMENT (the “Agreement”) is effective as of September 30, 2011 (the “Effective Date”) by Cheniere Marketing, LLC, a Delaware limited liability company with its principal offices located at 700 Milam Street, Suite 800, Houston, Texas (“LESSOR”), and Cheniere Energy Investments, LLC, a Delaware limited liability company with its principal offices located at 700 Milam Street, Suite 800, Houston, Texas (“LESSEE”). LESSOR or LESSEE may be referred to herein individually as a “Party”, and together as the “Parties”.

WHEREAS, LESSOR is engaged in the business of procuring cargoes of liquefied natural gas (“LNG”) from multiple international suppliers for delivery to LNG regasification terminals;

WHEREAS, LESSEE has the right from Sabine Pass LNG, L.P. to utilize that certain LNG terminal located on the Sabine Neches Waterway in Cameron Parish, Louisiana (the “Terminal”); and

WHEREAS, LESSEE from time to time desires to lease LNG for certain purposes required for the operation of the Terminal, and LESSOR desires to lease such LNG to LESSEE.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LESSOR and LESSEE agree as follows:

1.
Lease of LNG. Pursuant to the terms of this Agreement, LESSEE may request, and LESSOR shall provide, LNG for use at the Terminal for the purposes set forth in Paragraph 2 (“Lease LNG”). Requests for Lease LNG shall be made to LESSOR pursuant to Paragraph 3 of this Agreement. Payment for the use of Lease LNG shall be made pursuant to Paragraph 14 of this Agreement.

2.
Permitted Uses of Lease LNG. LESSEE shall be permitted to cause Lease LNG to be used for the purposes of equipment cool down and thermal stabilization of the Terminal. LESSEE shall be permitted to cause Lease LNG to be regasified naturally as a result of the cooldown and thermal stabilization process. LESSEE shall also be permitted to allow a portion of Lease LNG to be consumed as process fuel. All remaining Lease LNG shall be returned to LESSOR (a) in the form of regasified LNG pursuant to Paragraph 11, and LESSEE shall cause all such Lease LNG to be redelivered to LESSOR at any point of interconnection between the Terminal and an interstate natural gas transmission pipeline (the “Delivery Point”), as may be specified from time to time by LESSOR or (b) in the form of LNG pursuant to Paragraph 3. In the event that any Lease LNG is lost, the provisions of Paragraph 12 shall apply.

3.
Requests for LNG. LESSEE shall have the right from time to time to request that LESSOR provide LNG for use at the Terminal pursuant to the terms of this Agreement. LESSOR shall obtain market quotations for the acquisition and delivery of LNG along with information relating to delivery dates, quantity, quality and cost. LESSEE shall choose the LNG LESSEE desires to lease from LESSOR, and shall execute a Lease Confirmation in substantially the form set forth in Exhibit A. At any time, LESSOR may request that LESSEE return Lease LNG to LESSOR by providing written notice of such request to LESSEE. LESSEE may agree to such request by providing written notice of such agreement to LESSOR within five business of receipt of LESSOR's request. If LESSEE does not provide notice of such agreement, LESSEE shall be deemed to have declined LESSOR's request. If LESSEE agrees to return Lease LNG to LESSOR, LESSOR shall pay to LESSEE any Lease Fee previously paid by LESSEE to LESSOR with respect to such LNG. Once returned to LESSOR, such LNG shall no longer be Lease LNG.

4.
Acquisition of LNG. Upon receipt by LESSOR of a duly executed Lease Confirmation by LESSEE, LESSOR shall use commercially reasonable efforts to purchase and cause such LNG to be delivered to the Terminal or transferred in-tank to LESSOR. Once purchased and scheduled for delivery by LESSOR or transferred in-tank to LESSOR, LNG acquired pursuant to this Paragraph 4 shall become “Lease LNG”. Upon the delivery of such Lease LNG to the Terminal, LESSEE shall have the custody and use of the Lease LNG pursuant to Paragraph 2 of this Agreement. Unless otherwise stated herein, title to such Lease LNG shall at all times remain with LESSOR. LESSOR hereby grants to LESSEE a first-priority purchase-money security interest in and to the Lease LNG, which shall be automatically removed and extinguished, without further action of the Parties, with respect to any of the Lease LNG (a) at the time that the resulting regasified LNG is redelivered to LESSOR as part of the Redelivery Quantity (as defined below) or (b) such Lease LNG is returned to LESSOR pursuant to Paragraph 3 of this Agreement.

5.	Acquired LNG. The LNG specified in Exhibit B has been previously requested by LESSEE, acquired by LESSOR, and has been leased by LESSEE pursuant to the terms of this Agreement

6.
Lease Payment. LESSEE shall pay LESSOR for Lease LNG the amount set forth therefor on the applicable Lease Confirmation (the “Lease Fee”). All payments arising hereunder shall be made according to the provisions of Paragraph 14.

7.
Receipt of LNG. LESSEE agrees to cause to be provided, at its sole cost and expense, any and all terminal services that may be required for the unloading, storage, and regasification of any full or partial LNG delivery containing Lease LNG.

8.
LNG Price Risk Management Activities. Upon request of LESSOR, LESSEE agrees to fund the price risk management activities described in Paragraph 9 at no cost to LESSOR. Such funding shall include, without limitation, the cost of financing and funding of settlements and of any initial, variation, or maintenance margin, that may be required for the financial hedging of Lease LNG or the physical sale of regasified Lease LNG, and the costs associated with securing downstream services for the transportation and storage of regasified Lease LNG prior to final sale.

9.
Hedging of Price Risk. Upon request of, and at the final discretion of, LESSEE, LESSOR agrees to design strategies and to enter into commercially reasonable price risk hedges using financial derivatives, physical sales agreements, pipeline transportation, and other agreements usual and customary in the natural gas marketing business to mitigate the price risk of Lease LNG which are available to and at the disposal of LESSOR. LESSOR agrees to review its price risk mitigation plans with LESSEE periodically, but in any case prior to entering into material transactions for the mitigation of price risk hereunder, as such plans may be modified from time to time. LESSOR shall use brokerage agreements, transportation contracts, physical and financial master agreements, and other enabling agreements in its portfolio in the execution of price risk management strategies hereunder.

10.
Inventory Policy. The Parties agree that for the purposes of tracking the quantity of Lease LNG hereunder, and for allocating the proceeds of price risk management strategies, LESSOR shall utilize its “Entegrate” position management system, and shall track inventory additions and sales using a “first-in, first-out” inventory policy, on the basis of the date of delivery of Lease LNG. At all times during the term of this Agreement, LESSEE shall be entitled to examine reports produced by the “Entegrate” system, but in all cases the “Entegrate” system shall be the system of record for all transactions undertaken hereunder.

11.
Regasification of Lease LNG. Pursuant to the permitted uses of Lease LNG set forth in Paragraph 2, LESSEE shall have the right from time to time to specify that LESSOR receive quantities of regasified Lease LNG from LESSEE. In order to establish the quantity of Lease LNG to be delivered to LESSOR (“Redelivery Quantity”) for each day of an ICE Next Day Period, LESSEE shall nominate to LESSOR, by no later than the Nomination Deadline, the Redelivery Quantity which LESSEE desires to deliver to LESSOR for each day of the ICE Next Day Period. The quantity of regasified Lease LNG set forth in LESSEE's nomination given by the Nomination Deadline for an ICE Next Day Period shall be the Redelivery Quantity for each Day of the ICE Next Day Period. By no later than the first day of each month during the ICE Next Day Period, LESSEE shall give LESSOR an estimate of the Redelivery Quantity that LESSEE expects to have available for delivery hereunder during each day of the month. Each such estimate will be updated throughout the month as LESSEE has better information and if the Redelivery Quantity is expected to change materially from the prior estimate. For the purposes of this paragraph, the term: “ICE” means Intercontinental Exchange, Inc.; “ICE Trading Platform” means the electronic trading platform owned or operated by ICE on which participants may trade natural gas; “ICE Next Day Period” means a day or group of consecutive days on which natural gas can be bought and sold, and delivered, under transactions entered into by participants on the related Next Day Trading Day utilizing the ICE Trading Platform, as such day or group of days are established by ICE from time to time; “Next Day Trading Day” means the day on which ICE permits participants, utilizing the ICE Trading Platform, to actually enter into transactions involving the sale of natural gas for delivery during an ICE Next Day Period; and “Nomination Deadline” shall mean 7:30 a.m., Central Time in Houston, Texas, on the Next Day Trading Day pertaining to the applicable ICE Next Day Period.

12.
Loss of Lease LNG. In the event that Lease LNG is irretrievably lost and cannot be redelivered to LESSOR, or is consumed at the Terminal as process fuel, LESSEE shall be obligated to bear the cost of such lost Lease LNG. In the event of a loss of Lease LNG, LESSEE shall notify LESSOR and shall compensate LESSOR for all reasonable and documented costs of such lost Lease LNG pursuant to Paragraph 14. Title to all lost Lease LNG shall pass from LESSOR to

LESSEE at the time that a loss is determined.

13.
Proceeds from the Sale of Regasified Lease LNG. Upon the redelivery of regasified Lease LNG hereunder by LESSEE to LESSOR pursuant to Paragraph 11, LESSOR shall sell such Redelivery Quantity and remit the proceeds from such sales as provided herein. LESSOR shall offset against the Lease Fee: (i) the actual sales proceeds received by LESSOR in reselling the Redelivery Quantity (including proceeds derived from the sale of liquids), determined by LESSOR in good faith; minus (ii) all third party costs incurred by LESSOR in respect to the receipt, delivery, and resale of the Redelivery Quantity to LESSOR's resale customers, including, without limitation, costs of conditioning and costs of transportation of the Redelivery Quantity, including fuel and shrinkage (“Net Proceeds”). Any volumetric charges will be converted to a dollar basis in accordance with standard industry practice. LESSEE shall be responsible to LESSOR for any amounts that LESSOR is required to pay its resale customers, or any incremental costs incurred by LESSOR in keeping its resale customers whole, in either case arising as a result of LESSEE delivering to LESSOR on any day less than the Redelivery Quantity for any reason, including any Event of Force Majeure (as defined below) that may occur upstream of the Delivery Point. Any such amounts owed by LESSEE hereunder shall be credited against the Net Proceeds. LESSOR shall use commercially reasonable efforts to include force majeure terms in its resale contracts similar to those set forth in Paragraph 16.

14.
Payments. Payment of the Lease Fee, less any offset made pursuant to Paragraph 13, plus any costs of lost Lease LNG incurred pursuant to Paragraph 12, plus any price risk management costs incurred by LESSOR pursuant to Paragraph 8 shall be made by LESSEE to LESSOR at such time as the board of managers of LESSEE determines in good faith that it has sufficient liquidity (after considering LESSEE'S proposed business plans and anticipated expenses) to make such payment, in whole or in part.

15.
Notices and Other Matters. Any demand, statement, or notice required or permitted under this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to the individual or department identified below, subject to either party changing its notice and contact information by prior written notice to the other party. Payments shall be sent by wire transfer or ACH to the designated account, or any different account set forth in an invoice, or if no account is specified, by check to the specified address for payment.

LESSOR:

General	Payments

Cheniere Marketing, LLC	Bank: JPMorgan Chase, Houston, TX
700 Milam St.., Suite 800	ABA: 021000021
Houston, TX 77002	Account No.: 716483896
For credit to: Cheniere Marketing, LLC
LESSEE:

Cheniere Energy Investments, LLC	Bank: JPMorgan Chase, Houston, TX
700 Milam St., Suite 800	ABA: 021000021
Houston, TX 77002	Account No.: 826080426
Attn: President	For credit to: Cheniere Energy Investments, LLC

16.
Event of Force Majeure. Non-performance of any obligation hereunder, other than the obligation to pay amounts due hereunder, shall be excused if prevented, in whole or part, by an occurrence of an Event of Force Majeure, but only for so long as performance is prevented by such Event of Force Majeure. The Party claiming excuse shall promptly advise the other Party of such Event of Force Majeure with full particulars and shall seek to remedy the occurrence with all reasonable dispatch by taking all measures that are commercially reasonable under the circumstances. The term “Event of Force Majeure” shall mean any event beyond the reasonable control of the Party claiming excuse, including, without limitation, any event or occurrence involving an act of God; strikes, lockouts, or other industrial disturbances; wars; insurrections, riots, or other civil disturbances; landslides; lightning; earthquakes; fires; storms; hurricanes or threats of hurricanes; floods; governmental restraints or orders; failure, interruption, or curtailment of transportation or shipping; breakdown or damage to the equipment, machinery, or facilities at the Terminal or with respect to pipelines, ships, or tugs; delays or interruptions caused by pilots or governmental authorities having jurisdiction over the Terminal or the associated harbor; and any other event or occurrence beyond the reasonable control of the Party claiming excuse and not caused by the negligence of such Party. Notwithstanding anything herein to the contrary, the settlement of strikes, lockouts, or other industrial disputes shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

17.
Notice of Event of Force Majeure. The Party whose performance is prevented by an Event of Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notice with reasonably full particulars of the Event of Force Majeure is required as soon as reasonably possible. Upon providing written notice of the Event of Force Majeure to the other Party, the affected Party will be relieved of its obligation, from the onset of the Event of Force Majeure, to make or accept delivery of the Redelivery Quantity or Lease LNG, as applicable, to the extent affected by and for the duration of the Event of Force Majeure, and neither Party shall be deemed to have failed in such obligations to the other during such Event of Force Majeure.

18.
Governing Law. This agreement shall be governed by, enforced, and construed in accordance with the laws of the state of Texas excluding any conflicts of law principles thereof. The Parties hereby irrevocably waive their right to a jury trial to the fullest extent permitted by law.

19.
Setoff. Neither Party shall have the right to setoff any amounts due from or owed to it hereunder against any amounts due from or owed to it under contracts between the Parties other than this Agreement.

20.
Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No promises, agreements, or warranties not specifically set forth in this Agreement will be deemed to be a part hereof, nor will any alteration, amendment, or modification hereof be effective unless confirmed in writing.

21.
No Third Party Beneficiaries. Nothing in this Agreement shall be otherwise construed to create any duty to, or standard of care with reference to, or any liability to, any person other than a Party to this Agreement.

22.
Counterpart Execution. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original Agreement for all purposes; provided, however, that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. Any documents to be provided by a Party to the other Party hereunder may sent by fax, PDF, or other electronic means capable of being received by the intended recipient, and each shall be considered to be an original of the document.

23.
Term and Termination. This Agreement shall become effective on the Effective Date and, unless terminated earlier pursuant to the other provisions hereof, shall remain in full force and effect until August 30, 2021 (“Term”). Either Party may terminate this Agreement during the Term upon ten (10) days prior written notice; provided, however, that this Agreement will not terminate until any outstanding obligations remaining under this Agreement have been satisfactorily fulfilled by the Parties hereto.

24.	Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARISING FROM ITS PERFORMANCE OR FAILURE TO PERFORM HEREUNDER.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple originals.

LESSEE		LESSOR
CHENIERE ENERGY INVESTMENTS, LLC		CHENIERE MARKETING, LLC

By:	/s/ R. Keith Teague	By:	/s/ Davis Thames
Name:	R. Keith Teague	Name:	Davis Thames
Title:	President	Title:	President

EXHIBIT “A”
FORM OF LEASE CONFIRMATION

This LEASE CONFIRMATION sets forth the relevant facts concerning the lease of LNG pursuant to the terms of the certain LNG LEASE AGREEMENT entered into on September 30, 2011 by and between LESSEE and LESSOR. Capitalized terms used but not defined herein shall have the definition set forth therein.
1.    Projected delivery date:
2.    LNG vessel (if known / if applicable):
3.    Source country of origin:
4.    Seller:
5.    Projected quantity (MMBtu):
6.    Projected HHV (Btu/scf):
7.    Cost:

LESSEE agrees to lease the LNG described above upon delivery at the Terminal pursuant to the terms of the Agreement.

LESSEE
CHENIERE ENERGY INVESTMENTS, LLC

By:
Name:
Title:
Acknowledged and accepted:

LESSOR
CHENIERE MARKETING, LLC

By:
Name:
Title:

EXHIBIT “B”

LNG PURCHASED ON BEHALF OF LESSEE BY LESSOR TO BE MADE SUBJECT TO THIS AGREEMENT

Seller	Transaction Date	Projected LNG Quantity (MMBtu)	Projected Transfer Date
Total Gas & Power North America, Inc.	8/18/2011	1,000,000	8/30/2011
Chevron U.S.A. INC. by and through its Division Chevron Global Gas	8/17/2011	1,000,000	10/25/2011